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                                                                   EXHIBIT 99.12


                      CONSENT OF PERSON TO BECOME DIRECTOR

          Pursuant to Rule 438 of the Securities Act of 1933, the undersigned hereby consents to being named in the Exchange Offer Prospectus and Proxy Statement/Prospectus forming a part of this Registration Statement on Form S-4 as a person to become a director of VGS Inc., a Cayman Islands exempted company, upon the closing of the combination as contemplated in the Agreement and Plan of Merger and Exchange Agreement dated as of November 26, 2001, as amended, among Petroleum Geo-Services ASA, Veritas DGC Inc., and certain subsidiaries of Veritas.


  /s/ David B. Robson
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Name: David B. Robson


July 2, 2002